Exhibit 10.10

AMENDMENT TO
BENEFIT RESTORATION PLAN OF
CHARTER FINANCIAL CORPORATION

This Amendment (this “Amendment”) is made this 27th day of January, 2009 (the “Amendment Date”), by Charter Financial Corporation (the “Company”), and consented to by Robert Johnson, an individual resident of Georgia (hereinafter referred to as the “Participant”).

INTRODUCTION

The Company maintains the Benefit Restoration Plan of Charter of Financial Corporation under a plan document dated December 23, 2005 (the “Plan”).  The Participant is the sole participant in the Plan.  The Company and the Participant now desire to amend the Plan to freeze all benefits under the Plan and to change the time and form of payments under the Plan, subject to the provisions of this Amendment.

NOW, THEREFORE, the Company does hereby amend the Plan as follows:

1.       Notwithstanding any other provision of the Plan, the amount of all benefits under the Plan shall be determined as if the Participant incurred a Termination of Service as of the Amendment Date, but shall not be adjusted for earnings and losses thereafter.  For the avoidance of doubt “Termination of Service” refers to a “separation from service” within the meaning of Code Section 409A.

2.       Notwithstanding any other provision of the Plan, the benefits payable under the Plan shall be paid in one hundred twenty (120) equal monthly installments beginning on the first day of the month that is five years (five years and six months, in the event the Participant is a “specified employee” (within the meaning of Code Section 409A) and payment is made pursuant to Subsection (a) or (b) below) after the earliest applicable date specified below:

(a)           the date the Participant reaches age sixty-five (65), if the Participant’s Termination of Service occurs before the Participant reaches age sixty-two (62), for reasons other than death, Disability, or termination of employment within two (2) years after a Change in Control;

(b)           the date of the Participant’s Termination of Service, if the Participant’s Termination of Service occurs (i) upon or after the Participant’s reaching age sixty-two (62) or (ii) within two (2) years after a Change in Control;

(c)           upon the Participant’s Disability before reaching age 65; or

(d)           upon the Participant’s death.

Notwithstanding the foregoing, the changes in the form and timing of payment made by this Paragraph 2 shall not take effect until twelve (12) months after the Amendment Date, and if any payment would be paid under the provisions of the Plan without regard to this Amendment within twelve (12) months following the Amendment Date, the change in payment schedule in this Paragraph 2 shall not take effect.

3.       For purposes of this Amendment, the following terms shall have the following definitions:

(a)      “Change in Control” means a change in the ownership or effective control of the relevant corporation, or in the ownership of a substantial portion of the assets of the relevant corporation, as such change is defined in Treasury Regulations Section 1.409A-3(i)(5).  The “relevant corporation” means the Company or any corporation that is a majority shareholder (i.e., owns more than fifty percent (50%) of the total fair market value and the total voting power of the equities securities) of the Company or of any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the Company; provided, however, that for purposes of determining whether a “change in the effective control of the relevant corporation” has occurred, the sole relevant corporation shall be the corporation for which no other corporation is a majority shareholder.  As of the Effective Date, the relevant corporations are the Company, Charterbank and First Charter, MHC; provided, however, that for purposes of determining whether a “change in the effective control of the relevant corporation” has occurred, the sole relevant corporation is First Charter, MHC.  Notwithstanding anything herein to the contrary, the sale of shares of the Company or reorganization of First Charter MHC, in either case as part of a conversion or partial conversion of the direct or indirect ownership of Charterbank from a mutual holding company structure to a stock holding company structure shall not be deemed to be a Change in Control.

(b)     “Disability” means the Participant suffers from a disability as defined in Treasury Regulations Section 1.409A-3(i)(4).  The determination of Disability will be made by the Social Security Administration, by the insurer under the Company’s or Charterbank’s disability plan, or by a physician selected by the Participant and reasonably acceptable to the Company; provided that in each case the definition of “Disability” employed must be consistent with the foregoing regulations.

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company has executed this Amendment.

CHARTER FINANCIAL CORPORATION

By:	/s/ Thomas M. Lane
Title: Chairman, Personnel and Compensation Committee

Consented to by the Participant:

/s/ Robert L. Johnson
Robert L. Johnson, the Participant